EXHIBIT 23.4

Consent of Independent Public Accountants

Versatel Telecom International N.V.
Amsterdam, The Netherlands

     We hereby consent to the use of our reports dated March 25, 2002, relating to the consolidated financial statements of KomTel Gesellschaft fur Kommunikations- und Informationsdienste mbH, Flensburg, Versatel Deutschland Holding GmbH, Dortmund, and Versatel Deutschland GmbH & Co. KG, Dortmund, which are contained in Amendment No.1 to Form F-4 of Versatel Telecom International N.V.

     We also consent to the reference to us under the captions “Selected Consolidated Financial Information” and “Experts” in that registration statement.

Flensburg, Germany
March 26, 2002

BDO Nordwestdeutsche Treuhand Gesellschaft mit beschränkter Haftung Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft

/s/ Peters Peters Wirtschaftsprüfer	/s/ Karsten Karsten Wirtschaftsprüfer